Exhibit 99.1

Investor Contact:	Nancy Christal	Media Contact:	Eileen Howard Dunn
	Vice President		Vice President
	Investor Relations		Corporate Communications
	(914) 722-4704		(401) 770-4561

FOR IMMEDIATE RELEASE

CVS CORPORATION REPORTS RECORD THIRD QUARTER 2005 RESULTS

NET EARNINGS UP 37%, WHILE DILUTED EARNINGS PER SHARE

ROSE TO $0.30

WOONSOCKET, RHODE ISLAND, November 3, 2005 - CVS Corporation (NYSE: CVS), today announced sales and earnings for the quarter ended October 1, 2005. Net earnings for the quarter increased 36.9% to $252.7 million or $0.30 per diluted share, compared with net earnings of $184.6 million or $0.22 per diluted share in the third quarter of 2004.

“The third quarter was a very solid quarter in our core business as well as our acquired stores,” stated Tom Ryan, Chairman of the Board, President, and Chief Executive Officer. “We achieved strong sales growth and significant gross margin improvement, which led to operating margin expansion and a 37% increase in net earnings. These results put us well on our way to finishing up a terrific year,” continued Mr. Ryan.

“Furthermore, early results from the turnaround of the stores we acquired last year are tracking very well, both in terms of synergies and sales. We look forward to the continued benefits of the anticipated multi-year turnaround of these assets,” added Mr. Ryan.

CVS previously reported that net sales for the third quarter increased 13.4% to $9.0 billion, up from $7.9 billion during the third quarter of 2004. Same store sales (sales from stores open more than one year) for the quarter rose 5.7%, which included a positive impact of approximately 80 basis points from the inclusion of the approximately 1,100 stores acquired on July 31, 2004. Pharmacy same store sales rose 5.8%, while front-end same store sales increased 5.4%. Same store sales excluded 31 stores closed for seven or more consecutive days as a result of hurricanes Katrina and Rita. Total pharmacy sales represented 70.6% of total company sales for the quarter. Third party prescription sales were 93.9% of pharmacy sales for the quarter.

For the third quarter, CVS opened 39 new stores, closed 17 stores and relocated 30 others. As of October 1, 2005, CVS operated 5,461 retail and specialty pharmacy stores (including 16 stores which remain closed as of October 1st as a result of hurricanes Katrina and Rita) in 37 states and the District of Columbia.

The Company will be holding a conference call today for the investment community at 8:30am (EST) to discuss the quarterly results. An audio webcast of the conference call will be broadcast simultaneously through the Investor Relations portion of the CVS website for all interested parties. To access the webcast, visit http://investor.CVS.com. This webcast will be archived and available on the web site for a one-month period following the conference call.

CVS is America’s largest retail pharmacy, operating over 5,400 retail and specialty pharmacy stores in 37 states and the District of Columbia. With more than 40 years of dynamic growth in the retail pharmacy industry, CVS is committed to being the easiest pharmacy retailer for customers to use. CVS has created innovative approaches to serve the healthcare needs of all customers through its CVS/pharmacy® stores; its online pharmacy, CVS.com®; and its pharmacy benefit management, mail order and specialty pharmacy subsidiary, PharmaCare®. General information about CVS is available through the Investor Relations portion of the Company’s website, at http://investor.CVS.com, as well as through the press room portion of the Company’s website, at www.cvs.com/pressroom.

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations ~ Cautionary Statement Concerning Forward-Looking Statements” in its Quarterly Report on Form 10-Q for the period ended July 2, 2005.

– Tables Follow –

CVS CORPORATION

Consolidated Condensed Statements of Operations

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
In millions, except per share amounts	October 1, 2005	October 2, 2004	October 1, 2005	October 2, 2004
Net sales	$8,970.4	$7,909.4	$27,274.2	$21,671.1
Cost of goods sold, buying and warehousing costs	6,569.4	5,838.6	20,075.0	16,002.1

Gross margin	2,401.0	2,070.8	7,199.2	5,669.0
Selling, general and administrative expenses	1,814.4	1,636.2	5,349.6	4,252.1
Depreciation and amortization	147.7	118.6	433.2	308.1

Total operating expenses	1,962.1	1,754.8	5,782.8	4,560.2

Operating profit	438.9	316.0	1,416.4	1,108.8
Interest expense, net	27.3	15.8	83.6	29.6

Earnings before income tax provision	411.6	300.2	1,332.8	1,079.2
Income tax provision	158.9	115.6	514.5	415.5

Net earnings	252.7	184.6	818.3	663.7
Preference dividends, net of income tax benefit	3.5	3.6	10.5	10.9

Net earnings available to common shareholders	$249.2	$181.0	$807.8	$652.8

Basic earnings per common share: (1)
Net earnings	$0.31	$0.23	$1.00	$0.82

Weighted average basic common shares outstanding	813.5	799.2	810.4	795.9

Diluted earnings per common share: (1) (2)
Net earnings	$0.30	$0.22	$0.97	$0.80

Weighted average diluted common shares outstanding	845.0	833.0	841.4	829.2

Dividends declared per common share	$0.03625	$0.03313	$0.10875	$0.09938

(1)	On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

(2)	Diluted earnings per common share is computed by dividing (i) net earnings, after accounting for the difference between the dividends on the ESOP preference stock and common stock and after making adjustments for the incentive compensation plans by (ii) Basic shares plus the additional shares that would be issued assuming that all dilutive stock options and restricted stock units are exercised and the ESOP preference stock is converted into common stock. The dilutive earnings adjustment was $1.1 million and $1.3 million for the thirteen weeks ended October 1, 2005 and October 2, 2004 respectively. The dilutive earnings adjustment was $3.2 million and $4.0 million for the thirty-nine weeks ended October 1, 2005 and October 2, 2004 respectively.

CVS CORPORATION

Consolidated Condensed Balance Sheets

(Unaudited)

In millions, except share and per share amounts	October 1, 2005	January 1, 2005
Assets:
Cash and cash equivalents	$368.2	$392.3
Accounts receivable, net	1,783.2	1,764.2
Inventories	5,696.7	5,453.9
Deferred income taxes	221.8	243.1
Other current assets	90.0	66.0

Total current assets	8,159.9	7,919.5
Property and equipment, net	4,108.5	3,505.9
Goodwill	1,791.8	1,898.5
Intangible assets, net	812.1	867.9
Deferred income taxes	127.1	137.6
Other assets	226.5	217.4

Total assets	$15,225.9	$14,546.8

Liabilities:
Accounts payable	$2,324.9	$2,275.9
Accrued expenses	1,431.8	1,666.7
Short-term debt	825.5	885.6
Current portion of long-term debt	337.3	30.6

Total current liabilities	4,919.5	4,858.8
Long-term debt	1,627.9	1,925.9
Other long-term liabilities	722.9	774.9
Shareholders’ equity: (1)
Preference stock, series one ESOP convertible, par value $1.00: authorized 50,000,000 shares; issued and outstanding 4,199,000 shares at October 1, 2005 and 4,273,000 shares at January 1, 2005	224.4	228.4
Common stock, par value $0.01: authorized 1,000,000,000 shares; issued 838,750,000 shares at October 1, 2005 and 828,552,000 shares at January 1, 2005	8.4	8.3
Treasury stock, at cost: 24,690,000 shares at October 1, 2005 and 26,634,000 shares at January 1, 2005	(358.7)	(385.9)
Guaranteed ESOP obligation	(140.9)	(140.9)
Capital surplus	1,899.9	1,687.3
Retained earnings	6,375.9	5,645.5
Accumulated other comprehensive loss	(53.4)	(55.5)

Total shareholders’ equity	7,955.6	6,987.2

Total liabilities and shareholders’ equity	$15,225.9	$14,546.8

(1)	On May 12, 2005, CVS Corporation’s Board of Directors authorized a two-for-one common stock split, which was effected in the form of a dividend by the issuance of one additional share of common stock for each share of common stock outstanding. These shares were distributed on June 6, 2005 to shareholders of record as of May 23, 2005. All share and per share amounts presented have been restated to reflect the effect of the stock split.

CVS CORPORATION

Consolidated Condensed Statements of Cash Flows

(Unaudited)

	39 Weeks Ended
In millions	October 1, 2005	October 2, 2004
Cash flows from operating activities:
Cash receipts from sales	$27,247.6	$21,796.5
Cash paid for inventory	(19,825.2)	(15,940.2)
Cash paid to other suppliers and employees	(6,020.5)	(4,651.3)
Interest received	4.7	4.9
Interest paid	(112.2)	(51.7)
Income taxes paid	(442.9)	(439.6)

Net cash provided by operating activities	851.5	718.6

Cash flows from investing activities:
Additions to property and equipment	(1,140.3)	(812.1)
Proceeds from sale-leaseback transactions	167.1	52.0
Acquisitions (net of cash acquired) and investments	35.8	(2,307.0)
Cash outflow from hedging activities	—	(32.8)
Proceeds from sale or disposal of assets	28.8	14.7

Net cash used in investing activities	(908.6)	(3,085.2)

Cash flows from financing activities:
(Reductions in) additions to short-term debt	(60.1)	956.5
Dividends paid	(87.9)	(79.0)
Additions to long-term debt	16.5	1,200.0
Reductions in long-term debt	(7.9)	(300.7)
Proceeds from exercise of stock options	172.4	101.0

Net cash provided by financing activities	33.0	1,877.8

Net decrease in cash and cash equivalents	(24.1)	(488.8)
Cash and cash equivalents at beginning of period	392.3	843.2

Cash and cash equivalents at end of period	$368.2	$354.4

Reconciliation of net earnings to net cash provided by operating activities:
Net earnings	$818.3	$663.7
Adjustments required to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	433.2	308.1
Deferred income taxes and other noncash items	56.6	(40.2)
Change in operating assets and liabilities, providing/(requiring) cash, net of effects from acquisitions:
Accounts receivable, net	(26.6)	125.4
Inventories	(242.2)	(432.2)
Other current assets	(24.3)	(42.0)
Other assets	(3.5)	1.3
Accounts payable	49.6	159.2
Accrued expenses	(156.3)	(148.5)
Other long-term liabilities	(53.3)	123.8

Net cash provided by operating activities	851.5	718.6